Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR MAY 2013

Bellport, NY June 06, 2013 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, reported total net sales of $20.6 million for the four week fiscal month of May 2013, which ended June 01, 2013, versus $20.3 million for the four week fiscal month of May 2012, which ended May 26, 2012. On a year-to-date basis, total net sales were $79.5 million in the current year compared with $78.4 million last year. For the month of May 2013, comparable store sales increased by 1.6%. Comparable store sales on a year-to-date basis decreased by 0.2%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA MAY AND YEAR TO DATE 2013 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2013		2012		2011
		(Decrease)		(Decrease)		Increase
		Increase		Increase

Number of Open Stores, May	335	(1.8%)	341	(1.7%)	347

May Total Retail Sales	$20,598	1.3%	$20,339	(0.8%)	$20,495

Year to date May Total Retail Sales	$79,466	1.3%	$78,447	0.3%	$78,243

May Comparable Store Sales		1.6%		(0.8%)		11.8%

Year to date May Comparable Store Sales		(0.2%)		1.1%		13.6%